                                                                      EXHIBIT 12



                                   AMTROL INC.

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHANGES

                             (DOLLARS IN THOUSANDS)

                                   (UNAUDITED)


                                                                                                           SUCCESSOR
                                           --------------------PREDECESSOR COMPANY----------------------    COMPANY
                                                                                            PERIOD ENDED  PERIOD ENDED
                                           ------------YEAR ENDED DECEMBER 31,-----------   NOVEMBER 12,  DECEMBER 31,
                                            1992         1993         1994          1995        1996         1996
EARNINGS:
  Net income (loss) before
   extraordinary item, income taxes
   and plant closing charges               $13,282      $18,324      $19,954      $14,766      $15,874      $(3,599)
  Plant closing charges                         --           --           --        3,825           --           --
  Fixed charges (see below)                  3,102        1,200          510          459          382        2,296
                                           -------      -------      -------      -------      -------      -------

   Earnings as defined                     $16,384      $19,524      $20,494      $19,050      $16,256      $(1,303)
                                           =======      =======      =======      =======      =======      =======

FIXED CHARGES:
  Interest expense                         $ 2,838      $   936      $   276      $   195      $   151      $ 2,263
  Interest component of operating leases       264          264          264          264          231           33
                                           -------      -------      -------      -------      -------      -------

   Fixed charges as defined                $ 3,102      $ 1,200      $   540      $   459      $   382      $ 2,296
                                           =======      =======      =======      =======      =======      =======

RATIO OF EARNINGS TO FIXED CHARGES             5.3         16.3         38.0         41.5         42.6           --
                                           =======      =======      =======      =======      =======      =======

 NOTE: Ratio of earnings to fixed charges is defined as net income (loss) before extraordinary items, income taxes and plant closing charges plus fixed charges divided by fixed charges. Fixed charges include interest (including amortization of debt issuance costs) and a portion of rental expense assumed to represent interest. Earnings for the period ended December 31, 996 would have been insufficient to cover fixed charges by $3.6 million.


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